Exhibit 3.115

GROCERYWORKS.COM OPERATING COMPANY, LLC

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of GroceryWorks.com Operating Company, LLC (the “Company”) is effective as of September 28, 2006 (the “Agreement Date”).

1. Formation of Limited Liability Company. GroceryWorks.com, LLC, a Delaware limited liability company (the “Initial Member”), hereby forms the Company as a limited liability company pursuant to the provisions of the Delaware General Corporation Law and Delaware Limited Liability Company Act (the “Act”). The rights and obligations of the Member, as defined below, and the administration and termination of the Company shall be governed by the Agreement and the Act. The Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of the Act. To the extent this Agreement is inconsistent in any respect with the Act, to the extent permitted by law, this Agreement shall control.

2. Members. The Member, who shall act as the sole and managing member of the Company, shall be the Initial Member.

3. Purpose. The purpose of the Company is to engage in any and all other lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be “GroceryWorks.com Operating Company, LLC”.

5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company is 5918 Stoneridge Mall Road, Pleasanton, CA 94588.

6. Term of Company. The Company shall commence on the date a Certificate of Formation first is properly filed with the Secretary of State of the State of Delaware and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

7. Authorized Person. Adam Saltzman is hereby designated as an authorized person on behalf of the Member within the meaning of the Act, and shall have the power and authority to execute, deliver and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation his powers as authorized person shall cease, and the Member thereupon shall become the designated authorized person and shall continue as the designated authorized person within the meaning of the Act.

8. Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the managing member. The Member may appoint a President and one or more Vice Presidents and such other officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Officers shall serve at the pleasure of the Member. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member. Such Officers shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of Delaware. Notwithstanding any other provisions of this Agreement, the Member, acting alone, is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

9. Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

10. Contributions. The Member has contributed capital to the Company in the amounts reflected on the books and records of the Company. The Member may not be required to contribute any additional capital without such Member’s consent.

11. Capital Accounts. A capital account shall be maintained for each Member in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv).

12. Indemnification. The Company shall indemnify and hold harmless the Member to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses or any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) (collectively, “Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the company. In addition, to the extent permitted by law, the Company shall indemnify and hold harmless any Officers from and against any and all Costs arising from any or all actions arising in connection with the business of the Company or by virtue of such Officer’s capacity as an officer of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.

13. Dissolution and Winding Up. Upon execution by the Member of a written instrument authorizing the dissolution of the Company, the Company shall dissolve and its business and affairs shall be wound up.

14. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

15. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

SOLE MEMBER AND MANAGER

GROCERYWORKS.COM, LLC, a Delaware limited liability company

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Senior Vice President and Secretary

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